EXHIBIT 4.2

THE SECURITIES REPRESENTED BY THIS CONVERTIBLE BRIDGE INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.
WAVE SYSTEMS CORP.
CONVERTIBLE BRIDGE INSTRUMENT
$ _____________ ( “Original Amount”)    September 23, 2015

For value received, Wave Systems Corp., a Delaware corporation (the “Company”), promises to pay to ____________________ (the “Holder”) the sum of $_____________ (the “Repayment Amount”) on the Repayment Date set forth below; provided that, in the event that the Registration Statement (as defined in Section 5 hereof) is not effective on the date that is ninety (90) days after the Effective Date, then the Repayment Amount shall be increased to equal 125% of the Original Amount. This Convertible Bridge Instrument (this “Bridge Instrument”) is one in a series of instruments (such series of instruments, the “Company Issued Bridge Instruments”) issued pursuant to the Convertible Bridge Instrument and Warrant Subscription Agreement dated as of September 23, 2015 (the “Effective Date”) (as amended, modified or supplemented, the “Subscription Agreement”) between the Company and the Investor and the Other Investors (as defined in the Subscription Agreement) (collectively, the “Holders”). This Bridge Instrument is subject to the following terms and conditions.

Repayment. This Bridge Instrument shall be due and payable on December 23, 2015 (the “Repayment Date”). Notwithstanding the foregoing, the Repayment Amount shall become immediately due and payable upon the execution by the Company of a general assignment for the benefit of creditors, the filing by or against the Company of a petition in bankruptcy or any petition for relief under the federal bankruptcy act and, in the case of the filing of a petition against the Company, the continuation of such petition without dismissal for a period of ninety (90) days or more, the appointment of a receiver or trustee to take possession of the property or assets of the Company.
Payment. All payments shall be made in lawful money of the United States of America at such place as the Holder hereof may from time to time designate in writing to the Company. Amounts paid by the Company in respect of the Bridge Instruments shall be paid to all holders of Bridge Instruments in a pro rata manner based on each such holder’s respective Repayment Amount.
[Reserved].
Default.  The failure by the Company to pay to Holder the Repayment Amount on the Repayment Date shall constitute a default hereunder (a “Default”).  In the event of a Default, the Repayment Amount will remain outstanding as an obligation of the Company, provided that, upon the Holder’s written election delivered to the Company at any time after a Default (a “Conversion Election”), the Repayment Amount may be converted on the third Trading Day following delivery of such Conversion Election (a “Conversion”) into a number of shares (the “Conversion Shares”) of the Class A Common Stock (the “Common Stock”) of the Company equal to (i) $0.168 or, if less on the date which the Conversion Notice is delivered, (ii) 80% of the average VWAP (as defined below) for the 5 Trading Day (as defined below) period ending on the Trading Day immediately preceding the date on which the Conversion Notice is delivered, unless the full Repayment Amount has been paid to such Holder on or prior to the date of Conversion. In no event shall the aggregate shares issuable in connection with a Conversion exceed such Holder’s Allocable Share (as defined below) of 19.9% of the total issued and outstanding shares of Common Stock on the date hereof (the “19.9% Limit”) unless and until a shareholder approval as described below (a “Shareholder Approval”) has been obtained.  As soon as practicable after Conversion (or any subsequent remaining Conversion following a Shareholder Approval), the Company at its expense will cause to be issued in the name of and delivered to the Holder a certificate or certificates for the number of shares Common Stock to which the Holder shall be entitled upon Conversion (bearing such legends as may be required by applicable state and federal securities laws in the opinion of legal counsel of the Company, by the Company’s Certificate of Incorporation or Bylaws, or by any agreement between the Company and the Holder). No fractional shares will be issued upon a Conversion.  If upon a Conversion, a fraction of a share would otherwise result, then in lieu of such fractional share the Company will pay the cash value of that fractional share based on the 5 Trading Day VWAP. The Holder’s “Allocable Share” means the percentage that the Holder’s Original Amount represents out of the aggregate of all Original Amounts under the Company Issued Bridge Instruments, provided that Holder’s Allocable Share will be increased accordingly if one or more other holders of Company Issued Bridge Instruments advises the Company in writing that he/she/it will not be converting and directs that his/her/its Allocable Share (or portion thereof) be reallocated to Holders that elect to make a Conversion.
If a Shareholder Approval is required for a full Conversion, the Company shall use commercially reasonable efforts to call a meeting of its stockholders convened and conducted in accordance with its bylaws and certificate of incorporation (and applicable laws and regulations) for the purpose of submitting to stockholders a proposal to approve the issuance of shares in the Conversion above the 19.9% Limit.  If such proposal is duly approved by the Company’s stockholders, the remaining portion of the Conversion will be effective immediately upon such approval (at the same conversion rate per share as the initial portion of the Conversion).

For purposes of this Bridge Instrument, the term: (i) “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the shares of Common Stock (“Shares”) are then listed or quoted on a Trading Market, the daily volume weighted average price of the Shares for such date (or the nearest preceding date) on the Trading Market on which the Shares are then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the OTC Bulletin Board is not a Trading Market, the volume weighted average price of the Shares for such date (or the nearest preceding date) on the OTC Bulletin Board, (c) if the Shares are not then listed or quoted for trading on the OTC Bulletin Board and if prices for the Shares are then reported in the “Pink Sheets” published by OTC Markets Group (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per Share so reported, or (d) in all other cases, the fair market value of a Share as determined in good faith by the Company; (ii) “Trading Day” means a day on which the principal Trading Market is open for trading; and (iii) “Trading Market” means any of the following markets or exchanges on which the Shares are listed or quoted for trading on the date in question: the NYSE MKT, the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market, the New York Stock Exchange (or any successors to any of the foregoing):
Registration Rights. Within 30 days of the Effective Date, the Company shall file a resale registration statement on Form S-3 (the “Registration Statement”) with the SEC for a number of shares of Common Stock (that could be issuable upon Conversion in accordance with Section 4 above, taking into account clause (ii) thereof) equal to such Holder’s Allocable Share of the 19.9% Limit. The Company shall use commercially reasonable efforts to cause such Registration Statement to be effective within sixty (60) days after the Effective Date. In connection with the preparation of any such Registration Statement, and as a condition to the inclusion of the Holder’s Conversion shares therein, (i) the Holder shall be required to furnish to the Company promptly following request such information as may be reasonably necessary for the Company’s completion of such Registration Statement and (ii) the Holder covenants and agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it (unless an exemption therefrom is available) in connection with sales of shares pursuant to the applicable Registration Statement.
Limitations on Conversions.  Notwithstanding anything to the contrary contained in this Instrument, the Repayment Amount shall not be convertible by the Holder hereof, and the Company shall not effect any Conversion of the Repayment Amount or otherwise issue any shares of Common Stock pursuant hereto to the extent (but only to the extent) that after giving effect to such Conversion or other share issuance hereunder the Holder (together with its affiliates) would beneficially own in excess of 19.9% (the “Maximum Percentage”) of the Common Stock outstanding immediately following such Conversion.   For purposes of this paragraph, beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the Exchange Act (as defined in the Subscription Agreement) and the rules and regulations promulgated thereunder.  The limitations contained in this paragraph shall apply to a successor Holder of this Instrument. The Company may not waive this paragraph without the affirmative vote or consent of holders of a majority of all votes cast at a duly convened meeting of the Company’s stockholders.  Prior to completing any conversion of this Instrument, the Company may require the Holder to certify in writing as to the total number of shares of Common Stock of the Company beneficially owned by such Holder at such time.  For any reason at any time, upon the written or oral request of the Holder, the Company shall within one (1) business day confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding.

Transfer; Successors and Assigns. The terms and conditions of this Bridge Instrument shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Notwithstanding the foregoing, the Holder may not assign, pledge, or otherwise transfer this Bridge Instrument without the prior written consent of the Company.
Governing Law. This Bridge Instrument and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.
Notices. Any notice required or permitted hereunder shall be in writing and shall be deemed sufficient upon receipt, when delivered personally or by courier, overnight delivery service, e‑mail, or confirmed facsimile, or 48 hours after being deposited in the U.S. mail as certified or registered mail with postage prepaid, if such notice is addressed to the party to be notified at such party’s address, e‑mail address, or facsimile number as set forth below or as subsequently modified by written notice.
Amendments and Waivers. Any term of this Bridge Instrument may be amended only with the written consent of the Company and the Holders of more than 50% in Original Amounts of all Company Issued Bridge Instruments (a “Majority in Interest”). Any amendment or waiver effected in accordance with this Section 10 shall be binding upon the Company, each Holder and each transferee of any Company Issued Bridge Instrument.
Shareholders, Officers and Directors Not Liable. In no event shall any shareholder, officer or director of the Company be liable for any amounts due or payable pursuant to this Bridge Instrument.
Counterparts. This Bridge Instrument may be executed in any number of counterparts, each of which will be deemed to be an original and all of which together will constitute a single agreement.
[Signature page follows]

The Company has caused this Bridge Instrument to be issued as of the date first written above.
COMPANY:
WAVE SYSTEMS CORP.
By:
Name:
Title: ____________________________

AGREED TO AND ACCEPTED:
HOLDER

By:
Name:
Title:         (if applicable)

Address: